Exhibit 10.5

ZKH GROUP LIMITED

CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT

TABLE OF CONTENTS

1.Definitions	3
2.Purchase and Sale of Notes	6
3.Representations and Warranties of the Company	7
4.Representations and Warranties of Investors	7
5.Covenants	8
6.Share Charges and Account Charge	10
7.Miscellaneous	11
SCHEDULE A RESTRUCTURING MEMO	1
SCHEDULE B SCHEDULE OF INVESTORS	2
SCHEDULE C COMPANY WARRANTIES	5
SCHEDULE D DISCLOSURE LETTER	16
SCHEDULE E CB PROCEEDS UTILIZATION PLAN	17
SCHEDULE F RESERVED MATTER	18
SCHEDULE G COMPLIANCE PROGRAM	20
SCHEDULE H LIST OF CHARGORS	21
SCHEDULE I COMPLIANCE COVENANTS	22
SCHEDULE J PROTECTIVE PROVISIONS	23
Exhibit A: CONVERTIBLE PROMISSORY NOTE	24
Exhibit B: SHAREHOLDERS AGREEMENT	25
Exhibit C: Memorandum and Articles of Association	26

This Convertible Note Subscription Agreement (this “Agreement”) is made as of January 29, 2022 (the “Effective Date”) by and among ZKH Group Limited, an exempted company of limited liability incorporated under the laws of Cayman Islands (the “Company”), Long Chen (陈龙) (the “Founder”), and the entities and persons listed on the Schedule of Investors attached hereto as Schedule B (each referred to herein as an “Investor” and collectively, as the “Investors”), who are signatories to this Agreement (each a “Party” to this Agreement and together, the “Parties”).

RECITALS

WHEREAS, the Investors desire to purchase from the Company, and the Company desires to issue to the Investors, an aggregate of US$221,834,275 in principal amount of convertible promissory notes, in the form attached hereto as Exhibit A, to be issued by the Company to each Investor on the Closing Date subject to the terms of this Agreement (the “Notes”, each a “Note”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions

Under this Agreement,

“Affiliate” shall mean with respect to a person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Account Charge” shall have the meaning given to it in Section 6.3 hereof.

“Account Charge Agreement” shall have the meaning given to it in Section 6.3 hereof.

“Business Day” shall mean any day, other than a Saturday, Sunday or any public holidays, on which banks are ordinarily open for business in the PRC, Cayman Islands, Hong Kong and Toronto.

“Chargors” shall have the meaning given to it in Section 6.1 hereof. “Closing Date” shall have the meaning given to it in Section 2.3 hereof.

“Control” means the power or authority, whether exercised or not, to direct the business, management and policies of a person, directly or indirectly, or by effective control whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of the board of directors of such person; the terms “Controlled” and “Controlling” have the meaning correlative to the foregoing.

“Designated Account” shall mean the account in the name of the Company held with *** with account number *** and routing instruction information as follows:

Pay to: ***

SWIFT Code: ***

For Account of: ***

SWIFT Code: ***

For Further Credit to: ***

Account Number: ***

Reference: ***

“Disclosure Letter” shall have the meaning given to it in Section 3 hereof.

“ESOP Reserved Shares” shall mean an amount of up to 336,187,600 ordinary shares of a par value of US$0.0000001 each in the Company that are reserved and to be issued pursuant to the ESOP (as defined in the Shareholders Agreement) as duly approved by the board of directors of the Company.

“Extension Notice” shall have the meaning given to it in Section 5.6 hereof.

“Group Company” shall mean each of the Company, ZKH Holdings Limited, ZKH Hong Kong Limited and ZKH Shanghai, together with each Subsidiary of any of the foregoing from time to time.

“Group Restructuring” shall mean restructuring of the Group Companies as contemplated under the Restructuring Memo.

“IFRS” shall mean International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time.

“Indebtedness” shall mean the outstanding principal amount of the Notes, together with accrued interest thereon and any other amount payable by the Company under the terms of the Note.

“Lead Investor” means Canada Pension Plan Investment Board.

“MAE” shall mean any change, event or effect that individually or when separate events are aggregated together (i) is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, prospect, condition (financial or otherwise) or results of operations of any of the Group Companies, individually or taken as a whole, (ii) is or would materially impair the validity or enforceability of this Agreement or any other Transaction Document, or (iii) is or would materially adversely affect the Company or Founder’s ability to perform the obligations under this Agreement, any other Transaction Documents or in connection with the transactions contemplated hereunder, except to the extent directly or indirectly arising from any of the following matters: (i) the change of overall political or economic environment and conditions, (ii) any foreign exchange fluctuation; (ii) any change or incident causing a pervasive impact on the industry in which the Group Companies carry out their business; (iii) the outbreak of any war, terrorism, epidemic or infectious disease (including but not limited to the Covid-19 pandemic), natural disaster or any similar incident; (iv) any actions as required, allowed or permitted under the Transaction Documents; and (v) any change of applicable laws or accounting standards.

“Notes Majority” shall mean the holders of the Notes representing a majority of the aggregate outstanding loan amounts under the Notes.

“Post-closing Restructuring Period” shall have the meaning given to it in Section 5.6 hereof.

“PRC” shall mean the People’s Republic of China, for the sole purpose of this Agreement, excluding Hong Kong, Macau, and Taiwan.

“Remaining Steps” shall have the meaning given to it in Section 5.6 hereof.

“Restructuring Agreements” shall mean the restructuring agreements as required to be entered into pursuant to the Restructuring Memo.

“Restructuring Memo” shall mean the restructuring memorandum in relation to the Group Companies as approved by the board of directors of the Company on December 30, 2021, a copy of which is attached hereto as Schedule A.

“RMB” means the lawful currency of PRC.

“Secured Liabilities” shall have the same meaning given to it in the Security Agency Agreement.

“Secured Parties” shall have the same meaning given to it in the Security Agency Agreement.

“Security Agency Agreement” shall mean a security agency agreement dated January 29, 2022 between the Security Agent and the Investors.

“Security Agent” shall mean the Lead Investor, as security agent for the Secured Parties.

“Security Documents” shall mean the Account Charge Agreement, the Share Charge Agreements, every other document entered into by the Company and the Chargors pursuant to the Account Charge Agreement and/or the Share Charge Agreements, and every other document designated as such by the Company and the Security Agent from time to time.

“Shareholders Agreement” shall mean the amended and restated shareholders agreement of the Company to be entered into by and among the Company, the existing shareholders of the Company and certain other parties thereof in the form attached hereto as Exhibit B.

“Share Charges” shall have the meaning given to it in Section 6.1 hereof.

“Share Charge Agreements” shall have the meaning given to it in Section 6.1 hereof.

“Special Approval” shall mean the affirmative votes by at least 2/3 of the following entities: (i) Tiger Fund, (ii) Eastern Bell, (iii) Genesis Capital, (iv) Tencent, (v) YF Capital and (vi) Notes Majority. If any of the person set out in (i) to (v) above ceases to hold any shares issued by the Company, it shall be removed from this list.

“Subsidiary” shall mean, with respect to any given person, any other person that is Controlled directly or indirectly by such given person.

“Transaction Documents” shall mean this Agreement, the Notes, Security Documents, the Security Agency Agreement, the Restructuring Memo and Restructuring Agreements.

“US$” means the lawful currency of the United States of America.

“U.S. GAAP” shall mean the generally accepted accounting principles of the United States of America.

“ZKH Shanghai” shall mean 震坤行工业超市(上海)有限公司.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Shareholders Agreement.

2.       Purchase and Sale of Notes.

2.1      Purchase and Sale of Notes. The purchase price for each Note shall be an amount equal to 100% of the principal amount thereof, which shall be paid by the Investors in accordance with this Agreement.

2.2      Closing. Subject to the terms and conditions of this Agreement, at the Closing Date, the Company shall severally sell to the Investors, and the Investors shall severally purchase from the Company, Notes in the principal amount set forth opposite each Investor’s name in the table on the Schedule of Investors attached hereto as Schedule B.

2.3      Conditions Precedent. The obligation of each Investor to subscribe for the Note shall be conditional on the following conditions having been fulfilled (or waived by the Lead Investor in whole or in part, in its sole discretion):

(i)               the restructuring steps 3.1, 3.2 and 3.3 as set out in the Restructuring Memo have been completed to the reasonable satisfaction of the Lead Investor;

(ii)              the representations and warranties of the Company contained in Schedule C of this Agreement are true and accurate when made, and are true and accurate on and as of the Closing Date (except to the extent any statement is expressly made as of such a date as otherwise specified therein);

(iii)             there has not been any occurrence of any Event of Default (as defined in the Note);

(iv)             there has not been any occurrence of any MAE;

(v)              there has not been any governmental order or action or any condition imposed under any applicable laws which would, in the reasonable judgment of the Lead Investor, (a) prohibit or restrict the consummation of the transactions contemplated by the Transaction Documents, or (b) subject any Investor to any material penalty or onerous condition under or pursuant to any applicable law due to the transactions contemplated by the Transaction Documents;

(vi)             the creation and perfection of the Share Charges pursuant to the Section 6.1 of this Agreement shall have been completed;

(vii)             the creation and perfection of the Account Charge pursuant to the Section 6.3 of this Agreement shall have been completed;

(viii)           the Shareholders Agreement shall have been fully executed by the Company, the existing shareholders of the Company and certain other parties thereof in the form attached hereto as Exhibit B;

(ix)              The second amended and restated memorandum and articles of associations of the Company in the form attached hereto as Exhibit C shall have been duly adopted by all necessary action of the board of directors and the member(s) of the Company, and such adoption shall become effective upon the Closing.

2.4      Closing. Closing shall take place on the date that is the tenth Business Day after the date when all closing conditions specified in Section 2.3 hereof have been waived or satisfied or such other date as the Company and the Investors may mutually agree (the “Closing Date”). On the Closing Date, (a) the Investors shall pay their respective purchase price of the Notes by wire transfer in immediately available funds in U.S. dollars to the Company’s Designated Account, (b) the Company shall deliver to each Investor a scanned copy of the applicable Note in the principal amount set forth opposite such Investor’s name in the table on the Schedule of Investors attached hereto as Schedule B, and (c) the Company shall deliver to each Investor a scanned copy of the applicable Note Certificate in the form set out in Schedule 2 of the applicable Note. Within ten Business Days after the Company’s receipt of the corresponding purchase price of the applicable Note from an Investor, the Company shall deliver the originals of the applicable Note and the Note Certificate to such Investor at an address designated by such Investor in writing.

3.       Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investors that each of the statements contained in Schedule C of this Agreement is true, correct and complete as of the Effective Date and as of the Closing Date, with knowledge that each Investor is relying on these representation and warranties in entering into this Agreement and purchasing the Note, subject to such exceptions as may be specifically set out in the disclosure schedule delivered by the Company to the Investors as of the date hereof and attached hereto as Schedule D (the “Disclosure Letter”).

4.       Representations and Warranties of Investors.

Each of the Investors, severally and not jointly, represents and warrants to the Company that each of the statements contained in Sections 4.1 to 4.2 below is true, correct and complete as of the Effective Date and as of the Closing Date, with knowledge that the Company is relying thereon in entering into this Agreement and issuing each Note to the Investors:

4.1 Authorization. Such Investor has full capacity, power and authority to enter into and perform this Agreement, and all actions necessary to authorize the execution, delivery and performance of this Agreement have been taken prior to the applicable Closing Date. This Agreement constitutes a valid and legally binding obligation of such Investor.

4.2 Purchase for Own Account. Each Note and any equity securities issuable upon conversion of each Note will be acquired for investment for such Investor’s own account, not as a nominee or agent.

5.       Covenants.

5.1    Use of Proceeds. The Company shall not use any proceeds of the Notes before completion of the restructuring step 3.4 as set out in the Restructuring Memo to the reasonable satisfaction of the Notes Majority and shall only use the proceeds of the Notes thereafter in accordance with the CB Proceeds Utilization Plan as attached hereto as Schedule E.

5.2    Rights of Holders. During the period from the date of this Agreement to the earlier of (i) the Conversion Date (as defined in the Notes) and (ii) the date of the repayment in full of the Indebtedness under the Notes:

(a)	The Company shall not, and the Company and the Founder shall procure each Group Company not to, directly or indirectly, take any of the actions set out in Schedule F of this Agreement without the prior written consent of the Notes Majority.

(b)	The Company shall not, and the Company and the Founder shall procure ZKH Shanghai not to, directly or indirectly, make any distributions to the shareholders, redeem or repurchase any share, repay any shareholder loan, or enter into any new shareholder loans without the prior written consent of all the Investors, other than those carried out pursuant to the Restructuring Memo or the Restructuring Agreements.

(c)	Without the prior written consent of all the Investors, the Company shall not issue any new shares if the consideration per share for the new shares issued is less than the Price Per Series F Share (as define in the Notes).

5.3      Information Rights. The Company and the Founder shall deliver to each of the Investors the following documents or reports:

(a)	within ninety (90) days after the end of each fiscal year of the Company, an audited annual consolidated financial statements of the Group Companies as of the end of the fiscal year, audited and certified by the Auditor (as defined in the Shareholders Agreement), all prepared in accordance with U.S. GAAP or IFRS;

(b)	within forty-five (45) days of the end of each quarter, an unaudited quarterly consolidated financial statements of the Group Companies as of the end of such quarter, all prepared in accordance with U.S. GAAP or IFRS;

(c)	within thirty (30) days of the end of each month, an unaudited monthly consolidated financial statements of the Group Companies as of the end of such month, all prepared in accordance with U.S. GAAP or IFRS, and key monthly operational data of the Group Companies of such month;

(d)	a business plan and an annual budget for the forthcoming fiscal year within sixty (60) days after the beginning of such fiscal year;

(e)	within forty-five (45) days of the end of each quarter, a detailed cap table as of the end of such quarter;

(f)	any information in relation to the contemplated IPO (as defined in the Shareholders Agreement) of the Company; and

(g)	upon request by any Investor, any other information, statistics, transaction and financial data of the Group Companies.

5.4     Books and records. Each of the Investors shall have the right, at its own expense, to inspect the facilities, properties, records (including compliance related records), internal policies, and books of each Group Company at any time during regular working hours upon reasonable prior notice to such Group Company and the right to discuss the business, operation, compliance, reputation and conditions of a Group Company with any Group Company’s directors, officers, employees, accountants and advisers. The Company and the Founder shall procure that each Group Company shall provide reasonable assistance to the Investors in relation to its inspection rights in accordance with this Section.

5.5      Compliance covenants. The Company shall procure that the Group Companies at all times comply with the compliance covenants set out in Schedule I after the Closing Date.

5.6      Board Observer. The Lead Investor shall be entitled to appoint one observer to the board of the directors of the Company after the Closing Date.

5.7      Group Restructuring. The Company and the Founder shall use best efforts to complete the restructuring steps 3.4 to 3.6 as set out in the Restructuring Memo (to the extent not completed on or prior to the Closing Date, the “Remaining Steps”) pursuant to the terms of the Restructuring Agreements as soon as possible and in no event later than eight months after the Closing Date (the “Post-closing Restructuring Period”). In the event that the Remaining Steps have not been completed within the Post-closing Restructuring Period, the Company may deliver a written notice to the Lead Investor (the “Extension Notice”), requesting the consent from the Lead Investor to extend the Post-closing Restructuring Period by another two months. The Lead Investor agrees not to unreasonably withhold or delay its consent for such extension provided that there has not been any occurrence of any Event of Default (as defined in the Note) or any MAE on or prior to the date of its consent. The Company shall promptly notify the other Investors in writing regarding the extension of the Post-closing Restructuring Period, including the reasons for such extension.

5.8      Compliance Program. The Company shall take and complete the compliance actions set out in Schedule G of this Agreement to the satisfaction of the Lead Investor within three (3) months after the Closing.

5.9      Protective Provision. At any time during the period from the Closing Date to the earlier of (i) the Conversion Date (as defined in the Notes) and (ii) the date of the repayment in full of the Indebtedness under the Notes,

(a) the Company shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the actions set forth in Schedule J of this Agreement, to the extent that any of such actions is not covered in the list of reserved matters as set out in Schedule F in this Agreement, without first obtaining the Special Approval. For the purpose of this Section 5.9, the term “Company” shall mean the Company itself as well as any and all of the other Group Companies, to the extent where applicable; and

(b) the listing venue of an IPO by the Company shall be subject to no more than one of the following six entities having notified its objection to the Company in relation to such venue: (i) Tiger Fund, (ii) Eastern Bell, (iii) Genesis Capital, (iv) Tencent, (v) YF Capital and (vi) Notes Majority. If any of the person set out in (i) to (v) above ceases to hold any shares issued by the Company, it shall be removed from this list.

5.10     ESOP Expansion. The Parties hereby agree that, as soon as practicable and in no event later than one month after the Conversion Date (as defined in the Notes), the Company shall have reserved for the ESOP (as defined in the Shareholders Agreement) an additional number of 176,086,067 Ordinary Shares, after the completion of which the total number of Ordinary Shares reserved for ESOP shall be equal to 512,273,667 (“ESOP Expansion”), provided that such ESOP Expansion shall require the Shareholders Level Approval.

6. Share Charges and Account Charge.

6.1       Share Charges. The Founder and the Company shall procure that each of the entities listed on the Schedule H, as the chargor (collectively the “Chargors”), enter into a share charge agreement and other documents pursuant to such share charge agreement (collectively the “Share Charge Agreements”) with the Security Agent on or around the date hereof, to create security over 1,161,080,000 ordinary shares of a par value of US$0.0000001 each in the Company held by the Chargors collectively, as a continuing security for the payment and discharge of the Secured Liabilities in favour of the Security Agent (as security agent for the Secured Parties, including but not limited to the Investors) (collectively, the “Share Charges”). The Founder and the Company shall further procure such Share Charges to be registered with the register of charges of the respective Chargors and the Registrar of Corporate Affairs of the British Virgin Islands appointed under section 229 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands and procure all documents listed in clauses 6.1(a) and 6.1(b) therein to be delivered to/ deposited with the Security Agent or its nominee, each in accordance with the Share Charge Agreements.

6.2       ESOP Reserved Shares. The Company agrees that it shall not issue any ESOP Reserved Shares to any person unless such person has entered into a share charge agreement in substantially the same form as the Share Charge Agreements with the Security Agent pursuant to which such person will create security over all of the ESOP Reserved Shares issued to it as a continuing security for the payment and discharge of the Secured Liabilities in favour of the Security Agent (as security agent for the Secured Parties, including but not limited to the Investors). The Founder and the Company shall further procure such share charge to be registered with its register of charges of such person and the relevant public registry (if applicable), and procure such other duly executed documents as the Security Agent may require in connection with the completion, perfection and registration of the security created or intended to be created therein (including but not limited to all share certificates, share transfer certificates duly executed by such person in blank) to be delivered to/ deposited with the Security Agent or its nominee, each in accordance with such share charge agreement.

6.3       Account Charge. The Company shall enter into an account charge with the Security Agent (“Account Charge Agreement”) on or around the date hereof, to create security over the Designated Account as a continuing security for the payment and discharge of the Secured Liabilities in favour of the Security Agent (as security agent for the Secured Parties, including but not limited to the Investors) (the “Account Charge”). The Company shall further register the Account Charge with the register of mortgages and charges of the Company, deliver a notice in relation to the Account Charge to the bank with which the Designated Account is opened and ensure that “Conditions of Consent to Account Charge” as set out in the Account Charge Agreement is duly executed by the Company and the bank with which the Designated Account is opened, each in accordance with the Account Charge Agreement.

6.4       Release. Upon the earlier of (i) the Conversion Date (as defined in the Notes) and (ii) the date on which the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full, the Security Agent shall release the Share Charges and the Account Charge in accordance with Section 15.1 of the Share Charge Agreements and Section 15.1 of the Account Charge Agreement.

7. Miscellaneous.

7.1       Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any securities). This Agreement and the rights and obligations hereunder shall not be assigned without the mutual written consent of the Investors, the Company and the Founder, provided that any Investor may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of any other Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2       Governing Law. This Agreement and the Notes shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to conflicts of laws principles that would result in the application of any law other than the law of Hong Kong. Any dispute, controversy, difference or claim arising out of or in relation to this Agreement including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules then in force. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The language of the arbitration shall be English.

7.3       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5       Fees and Expenses. Except as otherwise provided in this Agreement and the Notes, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement and the Notes.

7.6      Notices. All payments, notices, requests, demands and other communications to a party hereunder shall be in writing (including facsimile or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by facsimile or other electronic transmission, overnight delivery with a nationally recognized overnight delivery service, in each case, if to the Company, to

Attn: Mr. CHEN Long

Address: 7/F, Building T4, Libao Plaza, No.36 Shenbin Road, Minhang District, Shanghai

Tel: ***

Fax: ***

Email: ***, and

if to an Investor, to the respective address specified on the Schedule of Investors (or such other address as may be specified in writing to the other parties hereto). Any notice or communication given in conformity with this Section 7.6 shall be deemed to be effective when received by the addressee, if delivered by hand, facsimile or similar form of electronic transmission and one (1) day after deposit with a nationally recognized overnight delivery service.

7.7       Entire Agreement. This Agreement, the Notes and the other documents delivered pursuant hereto constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

7.8      Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Notes Majority in accordance with Section 7.10 below. This provision shall not affect the amendment and waiver provisions of the Notes. Any waiver or amendment effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company. Notwithstanding the foregoing, no amendment or waiver shall be effective or enforceable in respect of an Investor if such amendment or waiver affects such Investor disproportionately and adversely differently from the other Investors, unless such Investor consents in writing to such amendment or waiver.

7.9       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.10      Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page.

7.11      Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Notes.

7.12      Several and Not Joint. Each Investor’s rights, obligations and liabilities hereunder shall be several and not joint or joint and several with the other Investors.

[Signature Pages Follow]

Execution Version

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

THE COMPANY:

ZKH GROUP LIMITED

By:	/s/ Long Chen
Name:
Title:

Execution Version

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

FOUNDER:

LONG CHEN

By:	/s/ Long Chen
Name: Long Chen

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Canada Pension Plan Investment Board

By:	/s/ Michael Koen
Name: Michael Koen

By:	/s/ Sean Cheah
Name: Sean Cheah

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Fidelity Investment Trust: Fidelity Emerging Markets Fund

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Fidelity Investment Trust: Fidelity China Region Fund

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Fidelity Advisor Series VII: Fidelity Advisor Emerging Asia Fund

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Fidelity Far East Fund

By: its manager Fidelity Investments Canada ULC

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Fidelity Investment Trust: Fidelity Emerging Asia Fund

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

By: Fidelity Management Trust Company, as Trustee

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

TN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Fidelity Blue Chip Growth Institutional Trust

By: its manager Fideliy Investments Canada ULC

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

FIAM Target Date Blue Chip Growth Commingled Pool

By: Fidelity Institutional Asset Management Trust Company as Trustee

By:	/s/ Chris Maher
Name: Chris Maher
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Tencent Mobility Limited

By:	/s/ Authorized Signatory
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

INVESTOR:

Internet Fund IV Pte. Ltd.

By:	/s/ Venkatagiri Mudeliar
Name: Venkatagiri Mudeliar
Title: Authorized Signatory

SCHEDULE A

RESTRUCTURING MEMO

SCHEDULE B

SCHEDULE OF INVESTORS

After Closing

Investor	Principal Amount of Note

Canada Pension Plan Investment Board	US$150,000,000
Attn: ***
Address: ***
Tel: ***
Email: ***

Fidelity Investment Trust: Fidelity Emerging Markets Fund ***	US$21,461,870

Fidelity Investment Trust: Fidelity China Region Fund ***	US$1,771,978
Phone Number: ***
Fax Number: ***

Fidelity Advisor Series VIII: Fidelity Advisor Emerging Asia Fund	US$2,658,520
***
Phone Number: ***
Fax Number: ***

Fidelity Far East Fund ***	US$1,413,551
Fax number: ***

Fidelity Investment Trust: Fidelity Emerging Asia Fund ***	US$4,868,356
Fax number: ***

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund ***	US$12,068,042
Phone Number: ***
Fax Number: ***

Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund ***	US$26,509
Fax number: ***

Fidelity Blue Chip Growth Commingled Pool ***	US$520,008
Phone Number: ***
Fax Number: ***

Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund ***	US$1,427,037
Fax number: ***

Fidelity Blue Chip Growth Institutional Trust ***	US$33,707
Fax number: ***

FIAM Target Date Blue Chip Growth Commingled Pool ***	US$924,697
Fax number: ***

Tencent Mobility Limited	US$19,660,000
Address: ***
Email: ***

Internet Fund IV Pte. Ltd.
Attention : ***
Address: ***	US$5,000,000
Email address : ***
Address: ***
Attn: ***
Email: ***

Total	US$221,834,275

SCHEDULE C

COMPANY WARRANTIES

1.            Definitions. For purposes of this Schedule C,

“Anti-Corruption Law” shall mean anti-bribery or anti-corruption law or regulation enacted in any jurisdiction (including (i) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (ii) the Corruption of Foreign Public Officials Act of Canada, (iii) laws, regulations and rules related to anti-corruption and anti-commercial bribery of the PRC, (iv) the Prevention of Bribery Ordinance of Hong Kong, and (v) any law, rule, regulation, or other legally binding measure of any jurisdiction that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or that otherwise relates to bribery or corruption) that is applicable to the Group Companies.

“Encumbrance” shall mean any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Equity Securities” shall mean, with respect to any person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Financial Debt” shall mean borrowings and indebtedness in the nature of borrowings (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, other than trade receivables and overdraft credit in the ordinary course;

“Intellectual Property Rights” shall mean:

(a)	patents, utility models and rights in inventions;

(b)	rights in each of know-how, confidential information and trade secrets;

(c)	trademarks, service marks, rights in logos, trade names, rights in each of get-up and trade dress, rights to sue for passing off (including trade mark-related goodwill), rights to sue for unfair competition, and domain names;

(d)	copyright, moral rights, database rights, rights in designs, and semiconductor topography rights;

(e)	any other intellectual property rights; and

(f)	all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (e) above,

in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including all applications, rights to apply and rights to claim priority) and (iii) including all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals;

“Last Accounts” shall mean the audited balance sheet of the Group on a combined basis (and, where relevant, the audited consolidated balance sheet of the Company and its subsidiary undertakings) and the combined profit and loss account of the Company (and, where relevant, the audited consolidated profit and loss account of the Company and its subsidiary undertakings), in each case as at the Last Accounts Date in respect of that financial year;

“Last Accounts Date” shall mean December 31, 2020;

“Management Accounts” shall mean the unaudited monthly management accounts during the period commencing on the Last Accounts Date and ending on the Management Accounts Date;

“Management Accounts Date” shall mean September 30, 2021;

“Owned IP” shall mean the Intellectual Property Rights owned by the Group Companies;

“Prohibited Payment” shall mean any gift, transfer or payment of anything of value that is

(a)            made in violation of applicable Anti-Corruption law,

(b)           made to any government official with the intent or purpose of: (i) influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in violation of the lawful duty of such government official, (iii) securing any improper advantage, or (iv) inducing such government official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist the Company or any of the Group Companies in obtaining or retaining business for or with, or directing business to, any person, or

(c)            made to any person while aware of a high probability that all or any portion of such gift, transfer or payment of thing of value would be paid, promised, offered or given to any government official with the intent or purpose described in subsection (b) above.

“Tax” shall include, without limitation (i) taxes on gross or net income, profits and gains; and (ii) all other taxes, levies, duties, imposts, charges and withholdings of any fiscal nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any social security or social fund contributions, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them and regardless of whether such taxes, levies, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount of them is recoverable from any other person;

“Tax Authority” shall mean any taxing or other authority (in any jurisdiction) competent to impose any Tax liability, or assess or collect any Tax.

2.            Organization, Good Standing and Qualification. Each of the Group Companies is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Each Group Company is duly qualified and is authorized to do business and is in good standing in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on such Group Company or its business.

3.            Corporate Power. The Company has all requisite corporate power to issue the Notes and to carry out and perform its obligations under the Transaction Documents. The Company’s board of directors has approved the issuance of the Notes and the Transaction Documents based upon a reasonable belief that the issuance of the Notes and the transactions contemplated under the Transaction Documents are appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

4.            Capitalization. Section 4 of the Disclosure Letter sets forth the capitalization table of each Group Company as of immediately prior to the Closing Date, in each case reflecting all then outstanding and authorized Equity Securities of such Group Company, and the record and beneficial holders thereof. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid and non-assessable, and are and as of the Closing Date shall be free of any and all Encumbrance. No share capital or registered capital of any Group Company was issued or subscribed to in violation of the preemptive rights of any person, terms of any contract, or any applicable laws, by which each such Group Company at the time of issuance or subscription was bound. There is no nominee, agency or entrustment or other similar arrangement with respect to the shares or equity interest of any Group Company. Except (i) as may be provided in the constitutional document of the Company and the Shareholders Agreement (as defined in the Note), and (ii) for the securities, rights and privileges described in Section 4 of the Disclosure Letter, no Group Company is a party or subject to any contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any shares or equity interest of such Group Company. Other than the Notes and the exceptions noted in this Section 4, there are no convertible loan or bond, option or other contracts that will enable any person to purchase any shares or equity interest of any Group Company.

5.            Authorization. All corporate action on the part of the Company, the board of directors and the Company’s stockholders necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Notes has been taken or will be taken prior to the applicable Closing Date. The Transaction Documents constitute a valid and binding obligation of the Company enforceable in accordance with the terms therein. Any securities issued upon conversion of the Notes, when issued in compliance with the provisions of the Notes, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable laws.

6.            Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Company in connection with issuance of the Notes have been obtained or made.

7.            Books and Records. The material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other), results of operations, and assets and properties of each Group Company, which have been supplied to the Investor, are true, correct, complete and current in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

8.	Compliance with Anti-Corruption Laws. None of any Group Company nor any of their respective officers, employees, directors, representatives, distributors, resellers or agents, has made, offered, promised, authorized or condoned, or shall make, offer, promise, authorize or condone any Prohibited Payment in connection with any business of activities of any Group Company or the negotiation, approval or performance of the Transaction Documents. Neither the Group Companies nor the Founders, nor, while acting on behalf of any Group Company and the knowledge of the Company, any director, officer or employee of the any Group Companies, has taken any action in violation of applicable Anti-Corruption Laws.

9.	Compliance with Sanctions and Anti-Money Laundering Laws. Neither the Company nor any other Group Company or, to the knowledge of the Company, any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any other Group Company is a Sanctioned Person (as defined below). Except as set forth in Section 9 of the Disclosure Letter, the Group Companies and, to the knowledge of the Company, their directors, administrators, officers, board of directors (supervisory and management) members or employees are in compliance with, and have not previously violated any applicable Economic Sanctions Law, and anti-money laundering or antiterrorism financing laws and regulations of the United States, the PRC or any other jurisdiction in any material respect. None of (i) the execution, delivery and performance of the Transaction Documents, or (ii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by the Group Companies or Founders, of any of the Economic Sanctions Law or of any anti-money laundering or anti-terrorism financing laws and regulations of the United States, the PRC or any other jurisdiction. Neither the Company nor any other Group Company or, to the knowledge of the Company, any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any other Group Company (1) has engaged in any transaction or conduct that is likely to result in it or any Investor becoming a Sanctioned Person, (2) has engaged or is engaging in any transaction or behaviour which may reasonably be expected to give rise to a liability under or in connection with any Economic Sanctions law; or (3) has conducted or is conducting any business dealings or activities with or for the benefit of, or is otherwise involved in any business with, to the knowledge of the Company, any Sanctioned Person, in violation of any Economic Sanctions Law.

(a)	“Economic Sanctions Law” means any economic or financial sanctions, embargoes, import or export controls, freezing or blocking of assets, restrictions on the ability to make or receive international payments or the ability to engage in transactions, counter-sanctions measures, or any other type of restrictive measures, imposed by and/or administered by any country or territory or supranational or multilateral body, including without limitation, the United States (and its various agencies, including the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury, the Bureau of Industry and Security of the US Department of Commerce (“BIS”), the US State Department), the United Nations, the Hong Kong SAR and the PRC, the European Union or any of its member states, the United Kingdom, or any other national or multinational economic sanctions authority.

(b)	“Sanctioned Person” means any person, organization or vessel (i) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the BIS’s Entity List, or on any list of targeted persons issued under the Economic Sanctions Law, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located within or operating from a Sanctioned Territory, or (v) otherwise targeted under any Economic Sanctions Law.

(c)	“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Law, which countries and territories, as of the date of this Agreement, include Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

10.            Financial Matters.

A.            Last Accounts: The Last Accounts:

1.            have been prepared in accordance with applicable laws and, other than as provided for in the Last Accounts, the IFRS applicable to the Group Company as at the Last Accounts Date; and

2.            give a true and fair view of the state of affairs of the Group Company and their assets and liabilities as at the Last Accounts Date and of the results of the Group Company for the financial year ended on that date, in each case, on a combined basis.

B.            Management Accounts:

1.            Management Accounts for all periods ended after the Last Accounts Date were prepared with reasonable care and attention, and in all material respects using accounting policies consistent with those applicable for the preparation of such accounts on a month to month basis.

2.            On the basis of the accounting bases, practices and policies used in their preparation and having regard to the purpose for which they were prepared:

(a)            the Management Accounts are not misleading in any material respect;

(b)            the Management Accounts do not materially over-state the value of the assets nor materially under-state the liabilities of the Group Companies; and

(c)            the Management Accounts do not materially over-state the profits or materially under-state the losses of the Group Companies.

C.            Position since Accounts Date. Since the Accounts Date, except as set out in the Restructuring Agreements:

1.            the Group Companies have carried on their business in the ordinary and usual course of business consistent with its past practice, and no Group Company has made or agreed to make any payment other than routine payments in the ordinary and usual course of business;

2.            no Group Company has issued or agreed to issue any share or loan capital or other similar interest;

3.            except in the ordinary course of business, no Group Company has entered into any contract, liability or commitment (whether in respect of capital expenditure or otherwise) which:

(a)            cannot be performed within its terms within 6 months after the date on which it was entered into or cannot be terminated on less than 6 months’ notice; or

(b)            involved or may involve expenditure of more than RMB20,000,000 or an obligation of a material nature or magnitude;

4.            no Group Company has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of connected transactions, where the value of such assets, exceeds RMB20,000,000;

5.            no Group Company has materially increased its liabilities, except in the ordinary course of business;

6.            no Group Company has declared, authorised, paid or made any dividend or other distribution, nor has any Group Company reduced its paid-up share capital;

7.            there has been no sale, mortgage, pledge, lease, transfer or otherwise disposal of any of the Group Company’s assets which are (i) outside the ordinary course of business or (ii) in excess of RMB20,000,000 in aggregate;

8.            there has been no satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business and that is not material to the business of any Group Company, properties, prospects or financial condition of any Group Company;

9.            there has been no declaration, setting aside or payment of dividends or other distribution in respect of any of the share capital of any Group Company, or any direct or indirect redemption, purchase or other acquisition of any such share capital by any Group Company; and

10.            there has been no transaction with any related party of any of the Group Companies.

D.            No undisclosed liabilities. There are no actual or contingent liabilities of any of the Group Companies (whether or not those liabilities are required to be disclosed or provided for in accordance with generally accepted accounting principles) except for (i) liabilities disclosed or provided for in the Last Accounts, and (ii) liabilities which have been incurred in the ordinary course of business consistent with past practice since the Last Account Date and which are not, individually or in the aggregate, material in amount.

E.            Statutory books. The statutory books of each Group Company required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in accordance with such laws.

11.            Financial Debt.

A.            Except for the debts, liabilities or claims set forth in the Last Accounts, as described in Section 11 of the Disclosure Letter and except for those set out in the Restructuring Agreements, (i) there are no debts, liabilities, or claims owed by or against any Group Company, whether contingent or otherwise, and (ii) the Group Company is not a guarantor or indemnitor of, nor has it provided security for, any indebtedness of any person.

B.            The total amount of Financial Debt borrowed by each Group Company does not exceed its financial facilities and the total amount of Financial Debt borrowed from whatsoever source does not exceed any limitation on its borrowing contained in the relevant Group Company’s articles of association.

C.            No Group Company has received any notice to repay any Financial Debt which is repayable on demand, except for retail deposits which, as created, are repayable on demand.

D.            No Financial Debt of any Group Company has become due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no Group Company has received a demand or other notice requiring any Financial Debt of any Group Company to be paid or repaid before its normal or originally stated maturity.

E.            No event of default or any other event or circumstance which would entitle any person to call for early repayment of any Financial Debt of any Group Company or to enforce any security given by any Group Company (or, in either case, any event or circumstance which with the giving of notice would constitute such an event or circumstance) has occurred.

12.            Regulatory Matters.

A.            Licences. Except as described in Section 12 of the Disclosure Letter, each Group Company has obtained all licences, permissions, authorisations (public or private) or consents (together, Approvals) required for carrying on its business effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations. These Approvals are in full force and effect, are not limited in duration or subject to any materially unusual or onerous conditions. There are no circumstances which indicate that any Approval will or is likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the proposed transaction or any of the transaction documents or otherwise).

B.            Compliance with laws. Each Group Company has at all times conducted its business and corporate affairs in accordance with its articles of association, by-laws or other equivalent constitutional documents and in accordance with all applicable laws. No Group Company is in material default of any applicable laws in any jurisdiction which applies to the Group Company.

13.            The Business Assets.

A.            Ownership. Each Group Company owns or is entitled to use all the assets necessary to carry on its business as currently carried on. No Group Company has (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any asset of its business included in the Last Accounts.

B.            Possession. The assets of the businesses of the Group Companies are in their possession or under their control and where any assets are used but not owned by a Group Company no event or circumstance has occurred which may entitle any person to terminate any agreement in respect of such use.

14.            Insurance. Except as set forth in Section 14 of the Disclosure Letter, each Group Company maintains in full force and effect such insurance policies as are normally maintained by prudent companies carrying on business similar to that of the Group Companies. The insurances are in full force and effect and are not void or voidable, all premiums payable to date have been paid and there are no circumstances which might lead to the insurers avoiding any liability under them or the premiums being increased.

15.            Contractual Matters.

A.            Material contracts. No Group Company is a party to any material agreement or arrangement:

1.            under which, by virtue of the proposed transaction, (i) any other party is likely to be relieved of any obligation or become entitled to exercise any right (including any termination or preemption right or other option); or (ii) any Group Company is likely to be in default or lose any benefit, right or licence which it currently enjoys; or (iii) a liability or obligation of a Group Company is likely to be created or increased, in each case, resulting in a material loss, liability or cost to the Group Company;

2.            which is not on arm’s length terms;

3.            which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement; or

4.            under which any Group Company has sold or disposed of any company or business where it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Last Accounts.

B.            Defaults. No Group Company is in material default under any agreement or arrangement to which it is a party and there are no circumstances likely to give rise to such a default. No party with whom any Group Company has entered into any agreement or arrangement is in material default under it and there are no circumstances likely to give rise to such a default.

16.            IP

A.            Owned IP. Except as disclosed in Section 16 of the Disclosure Letter:

1.            The Owned IP is valid and subsisting and is not subject to any amendment, challenge, removal or surrender.

2.            The Owned IP is not subject to any third party right.

3.            All registry fees and relevant registration formalities in respect of the Owned IP have been paid and carried out by the due date and no registry fees are due at the date of this Agreement.

4.            Of the Owned IP which is a registered trade mark, each such trade mark has been used continuously and in good faith by the registered proprietor in relation to each of the goods and services for which it is registered at all times since it was applied for.

5.            The Group Companies are the sole legal and beneficial owners of all of the rights and interests in, or has validly licensed to it, all of the Owned IP.

6.            The Owned IP is not subject to any security interest, option, mortgage, charge or lien. The Owned IP will not be lost, or rendered liable to termination, by virtue of the performance of this Agreement.

B.            Licences. The licences of Intellectual Property Rights (i) granted to any Group Company and material to its operation, or (ii) granted by any Group Company, are in force and:

1.            none of the Intellectual Property Rights granted to any Group Company is in material default and there are no grounds on which they might be terminated; and

2.            no disputes have arisen or are foreseeable in connection with them.

3.            The Intellectual Property Rights comprise all of the Intellectual Property Rights that are required to carry on each Group Company’s business as it was carried on at the date of this Agreement and in the last 12 months.

C.            No infringement. None of the material operations of any Group Company infringe, or have in the 12 months before the date of this Agreement infringed, the Intellectual Property Rights of a third party. To the knowledge of the Company, no third party is infringing or has in the 12 months before the date of this Agreement infringed, the Owned IP. To the knowledge of the Company, no third party has disputed the right of a Group Company to use the Owned IP and there are no circumstances likely to give rise to a dispute.

D.            Confidential information. Confidential information of, or that has been used by, any Group Company has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. These confidentiality obligations have not been breached.

E.            Encumbrances. None of the Owned IP material to the operation of the Group Companies is subject to any Encumbrance.

F.            Data protection. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Group Companies are and have been in compliance with, in all material respects, all applicable laws in all relevant jurisdictions. The Group Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure. The Group Companies are and have been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

17.            Real Estate. Except as set forth in Section 17 of the Disclosure Letter, each Group Company has good and marketable title to its properties and assets, and none of its properties and assets (whether owned or used by the Group Company) is subject to any Encumbrance. There are no material facilities, services, assets or properties shared with any person other than the Group Company which are used in connection with the business of any Group Company. With respect to the properties and assets it leases, the lessors under the relevant leases have the legal right to lease such properties, and each Group Company is in compliance with each lease to which it is a party and such Group Company holds valid leasehold interests in such properties and assets. Except as disclosed in Section 17 of the Disclosure Letter, each Group Company has filed any and all leases it enters into with the relevant governmental authority pursuant to the applicable laws. There exists no pending or threatened condemnation, confiscation, dispute, claim, demand or similar proceeding with respect to, or which might adversely affect, the continued use and enjoyment of properties and assets that any Group Company owns or leases, nor is there any factual or legal basis therefor. The properties and assets owned or duly used by the Group Companies in the business of the Group Companies are sufficient for the conduct of the business of the Group Companies, and constitute all of the properties (tangible and intangible), assets, rights, interests, and claims required for the conduct of the business of the Group Companies.

18.            Employment

A.            No payments in respect of termination or suspension. The Group Companies have not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, officer or employee or to their dependents in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

B.            No amounts owing. There are no material sums or other liabilities owing by the Group Companies to any employee or former employee, other than amounts representing reimbursement of expenses, wages for the current salary period and accrued holiday pay for the current holiday year.

C.            Loans. There are no loans or notional loans to any current or former director or employee or any of their nominees or associates made or arranged by the Group Companies.

D.            Key Managers. No key manager of a Group Company has given or received notice terminating his or her employment.

E.            Compliance. Except as set forth in Section 18 of the Disclosure Letter, the Group Companies have in relation to each of their employees and former employees complied in all material respects with all obligations owed to and in respect of the employees and former employees, including under legislation, regulations, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between the relevant Group Company and the employees or former employees or any recognised trade union or body representing the employees or former employees and has not incurred any material liability to any employee or former employee in respect of any accident or injury.

F.            Complaints. There are no material formal complaints, disputes, claims, proceedings or reviews by labour authorities, actual, pending or threatened in writing, against any of the Group Companies of any nature in relation to any employee or former employee and there are no matters which could give rise to any such material claims.

G.            Non-compete. Each of the Founder and key manager of any Group Company are subject to valid non-compete, non-solicitation, confidential information and invention assignment undertakings.

H.            Forced or compulsory labour. No Group Company has or is currently engaged in any activity which constitutes forced or compulsory labour. The term “forced or compulsory labour” shall mean any work or service which is exacted from any person under the menace of any penalty and for which the said person has not offered himself/herself voluntarily.

19.            Tax.

A.            Last Accounts. All liabilities, whether actual, deferred, contingent or disputed, of each Group Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Last Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Last Accounts Date are fully provided for or (as appropriate) disclosed in the Last Accounts in accordance with the relevant accounting policies adopted when preparing the Last Accounts.

B.            Position since Last Accounts Date. Since the Last Accounts Date no Group Company has been involved in any transaction which has given or may give rise to a liability to Tax on any Group Company other than Tax in respect of normal trading income or receipts of the Group Company concerned arising from transactions entered into by it in the ordinary course of business.

C.            Payment of taxes. All Tax or amounts in respect of Tax due and payable by any Group Company prior to the date hereof has been paid in full.

D.            Returns etc. Each Group Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities and has maintained all records required to be maintained for Tax purposes; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis.

E.            Disputes, investigations. No Group Company is involved in any current dispute with any Tax Authority or is or has in the last 5 years before the date of this Agreement been the subject of any investigation, enquiry, audit or non-routine visit by any Tax Authority. In relation to each Group Company there is no planned investigation, enquiry, audit or non-routine visit by any Tax Authority and there are no facts which might cause such an investigation, enquiry, audit or non-routine visit to be instituted.

F.            Withholdings. Each Group Company has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions.

G.            Residence/permanent establishment. Each Group Company is and has at all times been resident in its country of incorporation for Tax purposes and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). No Group Company is or has been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment, branch, agency or other place of business in that jurisdiction.

H.            Transfer pricing. All transactions between any Group Companies, or between any Group Company and any Affiliate, have been undertaken on arm’s length terms.

I.              Entity classification. Each Group Company is and has at all times been treated as a corporation for Tax purposes. There has been no communication from any Tax Authority relating to or affecting the entity classification for Tax purposes of any Group Company.

20.            Pari passu ranking. The Company’s payment obligations under the Notes rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.            No proceedings pending or threatened. Except as set forth in Section 21 of the Disclosure Letter, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined might be expected to have a material adverse effect, have been started or, to the best knowledge of the Company, has been threatened against any Group Company.

22.            No insolvency proceedings. No petition has been presented or no proceeding has been commenced or no order has been made or no resolution has been passed or no notice has been issued convening a meeting for the purpose of passing any resolution or no step has been taken by any person for the winding-up, insolvency, administration, reorganisation, reconstruction, dissolution of any Group Company or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of any Group Company or of all or any part of its business or assets.

23.            Restructuring Agreements. Other than the Restructuring Agreements, there are no other agreements or documents entered into by and among any existing shareholders of ZKH Shanghai and any Group Companies and/or the Founder related to the transactions contemplated in the Restructuring Agreements that have not been disclosed to each of the Investors in writing.

SCHEDULE D

DISCLOSURE LETTER

***

SCHEDULE E

CB PROCEEDS UTILIZATION PLAN

1.            After completion of the restructuring step 3.4 as set out in the Restructuring Memo to the reasonable satisfaction of the Security Agent (acting on the instructions of the Notes Majority), the Company shall be able to use 50% of the balance in the Designated Account at such time.

2.            After completion of the restructuring step 3.6 as set out in the Restructuring Memo to the reasonable satisfaction of the Security Agent (acting on the instructions of the Notes Majority), the Company shall be able to use the remaining balance in the Designated Account.

SCHEDULE F

RESERVED MATTER

1.	Articles and Shareholders Agreement: altering the articles or other constitutional documents of any Group Company (including the Shareholders Agreement) that will be prejudice to the interests of any Investors (other than those as stipulated in the Restructuring Agreements).

2.	Transactions with shareholders or Affiliates: any Group Company entering into, renewing or amending any transaction, contract or arrangement with any shareholder or its Affiliates which: (i) is outside the ordinary course of business; or (ii) is not on commercial arm’s length terms; or (iii) has a value of more than RMB20,000,000; or (iv) is not stipulated in the Restructuring Agreements.

3.	ESOP: adoption, amendment, expansion or termination of any employee stock ownership plan or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies (other than the adoption and issuance of the ESOP Reserved Shares).

4.	Any IPO of any Group Company that is not a Qualified IPO (as defined in the Shareholders Agreement) or any trade sale of any Group Company.

5.	M&A: any merger, scheme of arrangement, reorganization or recapitalization by any Group Company (other than those as stipulated in the Restructuring Agreements).

6.	Investment: any equity investment or acquisition of any assets or business by any Group Company with a value in excess of RMB20,000,000 or is otherwise material to the business of Group Companies (other than those as stipulated in the Restructuring Agreements).

7.	Encumbrances: creating any encumbrance in respect of all or any part of any Group Company to secure the obligations of any party, in a single transaction or in a series of connected transactions, with a value in excess of RMB20,000,000.

8.	Sale of assets: any sale, assign, pledge, lease, or other disposition of all or any of the undertaking, assets or rights of any Group Company, whether in a single transaction or a series of related transactions, the book value of which exceeding RMB20,000,000 (other than those in the ordinary course of business), or despite that the amount of which does not exceed RMB20,000,000, such undertaking, assets or rights is of importance to, or such disposition of which will have material adverse effect on such Group Company and/or its business, or any grant of right of use, operation or franchise of such undertaking, assets or rights.

9.	Any transfer of shares of any Group Company (other than those as stipulated in the Restructuring Agreements).

10.	Amendment of any Restructuring Agreements which will have any adverse effect on the Company, ZKH Holdings Limited, ZKH Hong Kong Limited or any Investors.

3.	Any creation of loan or debt (other than those as stipulated in the Restructuring Memo and Restructuring Agreements), provided that such subclause 11 shall only apply to the Company, ZKH Holdings Limited, ZKH Hong Kong Limited.

4.	Any issuance of new shares or equity securities by any Group Company (other than any issuance of new shares or equity securities pursuant to the Transaction Documents).

SCHEDULE G

COMPLIANCE PROGRAM

The Company shall take the following steps to enhance its compliance program within three months after the Closing:

A.            Develop and implement reasonable compliance program to deal with sanctions, export control, and reputational risks by taking the following steps:

1.            drafting and adopting sanctions, export control and reputation related policies and procedures;

2.            providing practical guidance to the employees on the rollout and implementation of these policies and procedures;

3.            developing a training program covering sanctions, export control and reputational issues, including periodic refresher training to higher-risk business teams;

4.            establishing a process to deal with sanctions, export control and reputational issues as they arise.

B.            Enhance the policies and procedures for conducting due diligence and ongoing monitoring on the Company’s customers, suppliers, distributors and other business partners (collectively, Third Parties), including:

1.            expanding the scope of due diligence during the onboarding of new Third Parties to cover sanctions, export control and reputation related risks;

2.            implementing regular monitoring of the Third Parties commensurate with the level of risk.

C.            Develop the Company’s template contractual provisions with the Third Parties to include customary representations, warranties and covenants that the Third Parties comply with sanctions and export control laws and not act in any way that may cause the Company to be exposed to compliance and reputational risks. Such template contractual provisions shall be adopted when the Company (1) enters into new contracts and (2) renews its existing contracts with Third Parties.

D.            Make other necessary business adjustments to reduce the compliance risk exposure as requested by the Lead Investor, subject to the approval of the board of directors of the Company, which should not be unreasonably withheld.

SCHEDULE H

LIST OF CHARGORS

Name of the Chargors	Address
Phoenix ZKH Limited	a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with company number 2060652, with its registered address at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.
June Rain Max Limited	a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with company number 2069359, with its registered address at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.
ZKHer Wing Limited	a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with company number 2068470, with its registered address at Offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.
SKY E&S Limited	a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with company number 2068476, with its registered address at Offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.
Roger Yang Limited	a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with company number 2068479, with its registered address at Offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.
Young Bie Limited	a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with company number 2068477, with its registered address at Offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.
GSC ZKH Limited	a BVI business company incorporated with limited liability under the laws of the British Virgin Islands with company number 2071788, with its registered address at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

SCHEDULE I

COMPLIANCE COVENANTS

1.            Compliance with Anti-Corruption Laws. The Company shall at all times ensure that the Group Companies comply, and ensure that their respective officers, employees, directors, representatives, and agents acting on their behalf, comply with the applicable Anti-Corruption Laws.

2.            Compliance with Sanctions and Anti-Money Laundering Laws. The Company shall at all times ensure that neither the Company nor any other Group Company, and use commercially reasonable efforts to ensure that none of any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any other Group Company becomes a Sanctioned Person. The Company shall at all times ensure that the Group Companies, and use commercially reasonable efforts to ensure that their directors, administrators, officers, board of directors (supervisory and management) members or employees acting on their behalf (1) are in compliance with, and have not violated any applicable Economic Sanctions Law, and anti-money laundering or anti-terrorism financing laws, and the laws and regulations of the United States, the PRC or any other jurisdiction in any material respect; (2) do not engage in any transaction or conduct that is likely to result in it or any Investor becoming a Sanctioned Person or violating any Economic Sanctions Law.

3.            Regulatory Matters.

A.            Licences. The the Company shall at all times ensure that each Group Company has obtained all material licences, permissions, authorisations (public or private) or consents (together, Approvals) required for carrying on its business in accordance with all applicable laws and regulations. These Approvals shall be in full force and effect and shall not be subject to any materially unusual or onerous conditions.

B.            Compliance with laws. The Company shall at all times ensure that each Group Company has at all times conducted its business and corporate affairs in accordance with its articles of association, by-laws or other equivalent constitutional documents and in accordance with all applicable laws in all material respects. The Company shall at all times ensure that no Group Company is in material default of any applicable laws in any jurisdiction which applies to the Group Company.

SCHEDULE J

PROTECTIVE PROVISIONS

1.	Any major matters that may result in acquisition, merger, combination, division, transfer of major assets or voting power, or increase or decrease in the authorized share capital, issued share capital or registered capital, as applicable, of the Company or investment into third parties, or that is related to the bankruptcy, dissolution, or liquidation of the Company;

2.	Any increase or decrease in the authorized share capital, the issued share capital or the registered capital, as applicable, of the Company, or any cancellation or repurchase of equity securities of the Company, or any issuance, allotment or purchase of any share warrants, option rights or other securities convertible into the Company’s shares, excluding for (x) any Ordinary Shares (and/or options or warrants therefor) issued or granted to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the employee stock ownership plan as approved by the board of directors of the Company; or (y) pursuant to contractual rights to repurchase Ordinary Shares held by employees, directors or consultants of the Company (other than the Founder) upon termination of their employment or services under the employee stock ownership plan as approved by the board of directors of the Company;

3.	Any action that authorizes, creates or issues any class of securities (or other securities that may be converted into such class of securities) of the Company having preferences superior to or on a parity with the any series of Preferred Shares or any other securities of the Company, or reclassify any outstanding shares into shares having rights, preferences, priority or privileges senior to or on parity with any series of Preferred Shares, or any action that will alter or change the rights, preferences or privileges of the Preferred Shares;

4.	Any material change to the business scope, nature and/or activities of the Company, entering any new lines of business that are not related to the Principal Business of the Company, or any change of the company name, or termination of the Principal Business of the Company;

5.	Declaration or payment of dividends or other distributions to shareholders of the Company;

6.	Other matters that may materially affect the rights and interests of the holders of the Preferred Shares or the Notes.

Exhibit A: CONVERTIBLE PROMISSORY NOTE

CONVERTIBLE PROMISSORY NOTE

Note Series:

Date of Note:

Principal Amount of Note:

THIS NOTE is made on [●] 2022 by ZKH GROUP LIMITED, an exempted company of limited liability with registered number 375121 incorporated under the laws of Cayman Islands, whose registered office is at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Company”).

Reference is made to the Convertible Note Subscription Agreement entered into by and among, the Company, [●] or its assignee (the “Holder”) and certain other parties thereof dated January 29, 2022 (the “Subscription Agreement”).

1.            Definitions

Unless otherwise indicated in this Section 1, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Subscription Agreement.

“Conversion Amount” shall have the meaning given to it in Section 3(b).

“Conversion Date” shall have the meaning given to it in Section 3(c).

“Conversion Event” shall have the meaning given to it in Section 3(a).

“Deed of Adherence” shall mean the form of deed of adherence as an exhibit attached to the Shareholders Agreement.

“Default Interest” shall mean simple interest at a rate of 5 per cent per annum.

“Event of Default” shall have the meaning given to it in Section 4(a).

“Financial Debt” shall mean borrowings and indebtedness in the nature of borrowings (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending, investing or other similar intuition or organisation, other than trade receivables and overdraft credit in the ordinary course of business.

“Maturity Date” shall mean the date that falls 10 months after the Closing Date or a longer term otherwise agreed by the Company and the Holder.

“Note” or “Notes” shall have the meaning given to it respectively in Section 2(a).

“Note Subdivision” shall have the meaning given to it in Section 2(e).

“Price Per Series F Share” shall mean US$0.5659 per share of Series F Shares.

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“Qualified IPO” shall mean an initial public offering of the Company at a listing venue duly approved by the board of the directors of the Company pursuant to Section 9.2 of the Shareholders Agreement, at a public offering price (excluding customary underwriters’ commissions and expenses) that values the Company on a per share basis at least 1.2 times the Price Per Series F Share (applicable if the Qualified IPO is consummated prior to December 31, 2022) or at least 1.4 times the Price Per Series F Share (applicable if the Qualified IPO is consummated is consummated from January 1, 2023 to December 31, 2023) or at least 2.0 times the Price Per Series F Share (applicable if the Qualified IPO is consummated from January 1, 2024 to December 31, 2024) on a fully diluted basis immediately prior to the completion of such offering.

“Register” shall have the meaning given to it in Section 2(b).

“Replacement Note” shall have the meaning given to it in Section 2(e).

“Restated Articles” shall mean the Second Amended and Restated Memorandum of Association and Articles of Association of the Company, in the form attached hereto as Schedule 1.

“Series F Shares” shall mean the Series F preferred shares of a par value of US$0.0000001 each in the Company to be issued to the Holders by the Company upon conversion of the Note.

“Subdivision Notice” shall have the meaning given to it in Section 2(e).

“Tax Deduction” shall mean a deduction or withholding for or on account of tax from a payment or a conversion of outstanding principal into Series F Shares in accordance with this Note.

2.            Basic terms.

(a)            Promise to Pay. For value received, the Company promises to pay to the Holder the principal amount set forth above with simple interest on the outstanding principal amount at the rate of 8% per annum. Interest shall commence on the Closing Date (as defined in the Subscription Agreement) and shall continue on the outstanding principal amount until paid in full in accordance with this Note. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed since and including the Closing Date and the date of repayment. For the avoidance of doubt, no interest shall accrue if the Note is converted pursuant to the Section 3 of this Note.

(b)            Series of Notes. This convertible promissory note (the “Note”) is issued as part of a series of notes designated by the Note Series above (collectively, the “Notes”) and issued in a series of multiple closings to certain persons and entities (collectively, the “Holders”) in accordance with the Subscription Agreement. The Company shall maintain a ledger of all Holders (the “Register”). Any Holder may inspect the Register on any Business Day from 9:30am to 5:30pm at the office of the Company.

(c)            Payments. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

(d)            Certificate. The Company shall on the Closing Date issue a Note Certificate to each of the Holders in the form set out in Schedule 2 of this Note.

(e)            Subdivision. Each of the Holders shall be entitled by written notice to the Company (which shall be irrevocable and in the form set out in Schedule 3 (a Subdivision Notice) to subdivide a Note held by it into two or more replacement Notes (each a Replacement Note) each of a smaller principal amount but having an aggregate principal amount equal to the principal amount of the Note subdivided (a Note Subdivision). A Subdivision Notice must be accompanied by the relevant Note Certificate. The Company shall, immediately upon receiving a Subdivision Notice and the relevant Note Certificate without charge register the subdivision in the Register and issue the relevant Noteholder with Note Certificates for the Replacement Notes. Each Replacement Note will have a maturity date and will be subject to terms and conditions identical to the Notes as set out herein.

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3.            Conversion and repayment.

(a)            Conversion. This Note shall be converted into Series F Shares upon the occurrence of any of the following events (whichever is earlier, the “Conversion Event”), provided that there has not been any occurrence of any Event of Default on or prior to the date of the Conversion Event:

(i)            automatically, upon completion of the Group Restructuring to the reasonable satisfaction of the Notes Majority (for the avoidance of doubt, the completion of the Group Restructuring shall be deemed as to the satisfaction of the Notes Majority for so long the Group Restructuring has been carried out in accordance with the Restructuring Memo);

(ii)           automatically, immediately prior to the consummation of a Qualified IPO;

or

(iii)          at the option of the Holder, on or after the Maturity Date.

(b)            Conversion Mechanism. The outstanding principal of this Note shall be converted in whole if the conversion takes place pursuant to Section 3(a)(i) or Section 3(a)(ii) or shall be converted in whole or in part at the sole discretion of the Holder if the conversion takes place pursuant to Section 3(a)(iii) (the amount so converted, the “Conversion Amount”). The Conversion Amount of this Note shall be converted into that number of fully paid Series F Shares as is equal to the Conversion Amount divided by the Price Per Series F Share. Series F Shares shall rank senior to all the existing classes and series of equity securities issued by the Company on or prior to the conversion and shall be subject to the terms in the Shareholders Agreement and the Restated Articles.

(c)            Procedure for Conversion. The consummation of the conversion of the Notes into Series F Shares shall take place remotely via the exchange of documents and signatures: (i) on the date that is the fifth Business Day after the occurrence of the Conversion Event if the conversion takes place pursuant to Section 3(a)(i) or Section 3(a)(iii); (ii) on the date of the Conversion Event if the conversion takes place pursuant to Section 3(a)(ii); or (iii) such other date as the Company and the Holder may mutually agree (the “Conversion Date”). On the Conversion Date,

(i)            the Company shall deliver to the Holder (a) the updated register of members of the Company, certified by the registered office provider of the Company, reflecting the issuance to the Holder of Series F Shares so converted for the Holder pursuant to this Section 3, (b) a copy of the duly executed share certificate issued in the name of the Holder representing Series F Shares so converted for the Holder pursuant to this Section 3, (c) a copy of the Restated Articles, in the form attached hereto as Schedule 3, which shall have been duly adopted by the Company by all necessary action of the board of directors and the members of the Company, and such adoption shall have become effective prior to or as of the Conversion Date with no alternation or amendment to the form, (d) a copy of the compliance undertaking letter duly executed by the Company, in the form attached hereto as Schedule 4; and

(ii)            the Holder shall surrender the Note to the Company and deliver to the Company the signed Deed of Adherence to the Shareholders Agreement, reflecting that it has become a party to the Shareholders Agreement as a holder of Series F Shares.

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(d)            Repayment.

(i)            Repayment upon Maturity. On or after the Maturity Date any Holder shall be entitled to, by sending a written notice to the Company, request the Company to repay any or all Indebtedness of the Note held by such Holder within 30 days from its receipt of the Holder’s notice.

(ii)          Repayment upon Event of Default. Upon the occurrence of an Event of Default, unless otherwise waived in writing by the Notes Majority, any and all Indebtedness shall be immediately due and payable.

(iii)         No Prepayment. The Company shall not prepay any part of the Indebtedness or redeem the Note in whole or in part before the Maturity Date, without the prior written consent of the Notes Majority. All prepayment requests from the Company shall be made to all holders of the Notes issued pursuant to the CB Agreement concurrently and pro rata to their respective outstanding principal amounts. The Company may redeem the Note in whole or in part after the Maturity Date provided that there has not been any occurrence of any Event of Default on or prior to the date of such redemption.

(iv)          Cancellation. Any Notes so converted or repaid pursuant to this Section 3 shall be immediately cancelled and such Notes may not be reissued or resold. If any such Notes which is not at that time to be converted or repaid fully, the Company shall issue to the relevant Holders, without charge, a new Note Certificate for the balance of such Note.

4.            Events of default.

(a)            Upon any Event of Default, at the option and upon the declaration of the Notes Majority (except that the declaration of the Event of Default as described in Section 4(a)(v) shall be at the option of the Holder) and upon written notice to the Company, this Note shall accelerate and all Indebtedness shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i)            the occurrence of any of the following in respect of any Group Company:

a.	the appointment of a liquidator, provisional liquidator, receiver or administrative receiver;

b.	the agreement of any moratorium, compromise or arrangement with creditors generally or a class of creditors generally by reason of financial difficulties;

c.	any filing of any winding-up petition against any Group Company;

d.	the inability to pay any debt as it falls due which: (i) is with a value in excess of RMB20,000,000; or (ii) is with a value of no more than RMB20,000,000 and such failure to pay has not been cured within 30 days from the date that such debt falls due;

e.	any other matters or proceeds analogous to the above.

(ii)           cessation or change of Principal Business (as defined in the Shareholders Agreement) of any Group Company;

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(iii)          any Financial Debt of any Group Company being declared to be or otherwise becoming due and payable prior to its specified maturity as a result of an event of default (however described) with a value in excess of RMB20,000,000;

(iv)          material breach of any warranties, undertakings or obligations of any Group Company and/or the Founders and/or the Chargors and/or any person who has received any ESOP Reserved Shares and entered into a share charge agreement pursuant to Section 6.2 of the Subscription Agreement under the Transaction Documents which may have an adverse effect on the Company, ZKH Holdings Limited, ZKH Hong Kong Limited or any Holder; or

(v)           failure of the Company to repay any Indebtedness when due under any Note issued pursuant to the CB Agreement;

(vi)          any Indebtedness under the Note becoming illegal.

5.            Default Interest

If the Company fails to pay any Indebtedness that falls due in accordance with this Note, the Company shall pay Default Interest to the Holder on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis. For the avoidance of doubt, the interest rate of 8% per annum shall continue to accrue between the due date and the date of actual payment pursuant to Section 2(a).

6.            Tax

The Company shall make all payments to be made by it to the Holder free and clear of and without any Tax Deduction in accordance with the terms of this Note, unless the Company is required to make a Tax Deduction, in which case the sum payable by the Company to the Holder shall be increased to the extent necessary to ensure that the Holder shall receive a sum net of any Tax Deduction equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

Any stamp duty or other transfer taxes payable in respect of the issue of Series F Shares shall be borne by the Company.

7.            Miscellaneous provisions.

(a)            Further Assurances. From and after the date hereof, the Company and the Holder shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purpose of this Note.

(b)            Transfers of Notes. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer; provided that the foregoing shall not apply to any indirect transfer arising from the transfer of the Holder’s partnership interest. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal. For the avoidance of doubt, the Company hereby agrees that it will consent to any transfer of the Note by the Holder, in whole or in part, to any of its Affiliates and will provide such assistance as may be required for such purpose, including updating the Register. Transfer restrictions applicable to the Equity Securities of the Company held by a holder of Preferred Shares under the Shareholders Agreement shall apply to the transfer of this Note.

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(f)            Governing Law. This Note shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to conflicts of laws principles that would result in the application of any law other than the law of Hong Kong. Any dispute, controversy, difference or claim arising out of or in relation to this Note including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules then in force. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The language of the arbitration shall be English.

(g)            Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(h)            Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(i)            Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(j)            Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto.

(k)            Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company within five calendar days of the date of this Note.

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(c)            Pari Passu. The Company’s payment obligations under the Notes rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(d)            Amendment. This Note can only be amended with the written consent of the Company and the Notes Majority, provided that no amendment shall be effective or enforceable if such amendment or waiver affects the Holder disproportionately and adversely differently from the other holders of the Notes issued pursuant to the CB Agreement, unless the Holder consents in writing to such amendment or waiver.

[Signature pages follow]

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Schedule 1

FORM OF RESTATED ARTICLES

Schedule 2

Form of Note Certificate

Certificate No.	Date of issue	Principal Amount

ZKH GROUP LIMITED (“COMPANY”)

(an exempted company of limited liability with registered number 375121 incorporated under the laws of Cayman Islands)

CERTIFICATE OF LOAN NOTE

This is to certify that the person named below is the registered holder of a convertible loan note in the principal amount of US$[•] issued at its principal value of US$[•], which is constituted by a deed entered into by the Company on [•] (the Note) and issued with the benefit of, and subject to the provisions contained in, the Note and the conditions endorsed hereon (the Conditions).

Name of Holder:

This Note Certificate is only redeemable in accordance with the Conditions endorsed hereon.

This Note Certificate is transferable and subdivisible subject to the limitations and procedures set out in the Conditions. This Note Certificate must be surrendered before any transfer can be registered or any new Note Certificate(s) can be issued in exchange.

This Note Certificate shall be governed by and construed in accordance with the laws of the Hong Kong.

In witness whereof the Company has caused this Note Certificate to be executed in accordance with its articles of association.

SIGNED	)	SIGNATURE:
for and on behalf of	)
the Company	)	NAME:

Schedule 3

Form of Subdivision Notice

To:         [•]

Date:      [•]

I, being the registered holder of the Note represented by this certificate, give notice that I require the Company to subdivide the said Note into [insert number] Replacement Notes in the principal amounts set out below:

SIGNED	)	SIGNATURE:
for and on behalf of	)
[•]	)	NAME:

Schedule 4

Form of Compliance Undertaking Letter

From: ZKH Group Limited, an exempted company of limited liability with registered number 375121 incorporated under the laws of Cayman Islands, whose registered office is at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Company); and

To:          [Name of Series F Shareholder] (the Investor)

Each of the foregoing parties to this undertaking letter is referred to herein individually as a Party and collectively as the Parties.

Date:       [☐]

Re: Compliance Undertaking Letter

We refer to the Convertible Note Subscription Agreement (the “CB Agreement”) dated as of January 29, 2022 entered into by and among, the Company, the Founder, the Investor and certain other parties thereof, pursuant to which the Company has borrowed from the Investor, and the Investor has extended to the Company, a certain amount of convertible loan (the “Convertible Loan”). Capitalised terms used but not defined herein shall have the meaning as ascribed to them in the CB Agreement.

The Investor now wishes to convert the Convertible Loan into Series F Shares in accordance with the CB Agreement and to execute a deed of adherence to the Shareholders Agreement reflecting that it has become a holder of Series F Shares. In consideration of the Investor’s efforts in making the investment in the Company, the Company hereby makes the following compliance undertaking in favor of the Investor in the Investor’s capacity as a holder of Series F Shares and as a shareholder of the Company:

1.            Compliance with Anti-Corruption Laws. The Company shall at all times ensure that the Group Companies comply, and ensure that their respective officers, employees, directors, representatives, and agents acting on their behalf, comply with the applicable Anti-Corruption Laws.

2.            Compliance with Sanctions and Anti-Money Laundering Laws. The Company shall at all times ensure that neither the Company nor any other Group Company, and use commercially reasonable efforts to ensure that none of any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any other Group Company becomes a Sanctioned Person. The Company shall at all times ensure that the Group Companies, and use commercially reasonable efforts to ensure that their directors, administrators, officers, board of directors (supervisory and management) members or employees acting on their behalf (1) are in compliance with, and have not violated any applicable Economic Sanctions Law, and anti-money laundering or anti-terrorism financing laws, and the laws and regulations of the United States, the PRC or any other jurisdiction in any material respect; (2) do not engage in any transaction or conduct that is likely to result in it or any Investor becoming a Sanctioned Person or violating any Economic Sanctions Law.

3.            Regulatory Matters.

A.            Licences. The the Company shall at all times ensure that each Group Company has obtained all material licences, permissions, authorisations (public or private) or consents (together, Approvals) required for carrying on its business in accordance with all applicable laws and regulations. These Approvals shall be in full force and effect and shall not be subject to any materially unusual or onerous conditions.

B.            Compliance with laws. The Company shall at all times ensure that each Group Company has at all times conducted its business and corporate affairs in accordance with its articles of association, by-laws or other equivalent constitutional documents and in accordance with all applicable laws in all material respects. The Company shall at all times ensure that no Group Company is in material default of any applicable laws in any jurisdiction which applies to the Group Company.

The provisions of Sections 10.3 (Confidentiality), 10.5 (Governing Law) and 10.6 (Dispute Resolution) of the Shareholders Agreement shall apply to this undertaking letter, mutatis mutandis.

In witness whereof, the undersigned has executed this undertaking letter as of the date first indicated above.

For and on behalf of

ZKH Group Limited

By:
Title: Authorized Signatory

In witness whereof this Note has been duly executed as a deed and is intended to be and is hereby delivered on the date first above written.

SIGNED, SEALED and	)
DELIVERED as a Deed by	)
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and	)
)
as authorised and empowered	)
representative of	)
ZKH GROUP LIMITED	)
)
)
	)	[Insert name of person authorised]
	)	Position: Director
)
)
)
)
	)	[Insert name of person authorised]
	)	Position: Director

Exhibit B: SHAREHOLDERS AGREEMENT

Exhibit C: THE SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATIONS